Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER 2018 RESULTS

DALTON, GEORGIA (May 3, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended March 31, 2018. For the first quarter of 2018, the Company had net sales of $98,858,000 as compared to $97,541,000 in 2017. For the quarter, 2018 net sales were up 1.4% as compared to the same time period in 2017. The Company had a loss from continuing operations of $2,884,000 or $0.18 per diluted share for the first quarter of 2018 as compared to a loss of $575,000 or $0.04 per diluted share in the first quarter of 2017.
Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our residential sales were up 7.3% for the quarter with the industry, we estimate, being flat as compared to the prior year. Our residential sales had solid growth with all three brands showing high single digit improvement during the quarter. Residential sales benefited from the successful launch of our Stainmaster® PetProtect™ luxury vinyl flooring line by our Masland and Dixie Home brands.
At our industry’s annual trade show, Surfaces, our residential group continued the focus on developing and marketing differentiated designs and styles for the high end residential market. We launched over 150 new products for 2018, including 67 carpet styles and 86 hard surface designs. We are especially excited about our new Masland Energy in store display with 20 exciting main street commercial products. This high styled main street category was developed by Masland in the mid 2000’s and we are re-invigorating this line with new products, designs and an updated selling vehicle. We are in the process of launching our Fabrica wood product line in the southeast United Sates with a selective set of dealers. We look forward to expanding this specialty wood line in the future.
Our commercial sales in the first quarter were down over 9% while the industry we believe was down in the mid-single digits. Our commercial broadloom sales were impacted more than our commercial modular carpet tile sales. We did benefit from the reorganization of our commercial business this past fall with lower selling and administrative expenses. Our commercial team, led by David Hobbs, has a number of new offerings for 2018 with particular emphasis on new modular carpet tile offerings.
Our gross profit for first quarter of 2018 was 21.8% of net sales as compared to a gross profit of 25.8% in 2017. During the first quarter of 2018, our sales and costs were negatively impacted by severe weather which affected several of our east coast facilities in January. In addition, the launch of numerous, new, difficult to manufacture residential products severely impacted the throughput of our manufacturing operations in January and February, resulting in unabsorbed fixed costs. In addition, we had higher waste and off-quality issues as a result of the intensive effort to launch these new products during the quarter. We were further impacted by the quality initiative, which began in the fourth quarter of 2017 and completed in February of 2018, to reformulate all of our dye formulas to improve color matching through our continuous dye facility. Finally, our commercial sales were slow during the quarter, therefore, we had unabsorbed fixed costs through our facilities that produce primarily commercial products due to the lower production levels required to meet the lower demand. Our financial results improved throughout the quarter returning to profitability by March.

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The Dixie Group Reports First Quarter 2018 Results

May 3, 3018

In 2018, we are continuing to work on achieving all of the benefits of the new capabilities we have implemented in the past year in both our commercial and residential oriented facilities as we focus on better on time execution, lower waste and higher production efficiencies. One area of particular difficulty in 2018 has been the attraction and retention of talent in our various facilities. We anticipate further cost increases relative to associate costs as we deal with a tight labor market. We implemented a price increase at the beginning of the year and have announced a second price increase for May of 2018 to offset higher labor and other operational costs.
Selling and administrative expenses for the quarter were 23.4% of net sales, a decrease of 1.7 percentage points from our level of 25.1% in the first quarter of 2017. The decrease in our selling and administrative costs is primarily due to the Profit Improvement Plan we initiated in the fourth quarter of last year as we consolidated our two commercial management teams under the leadership of David Hobbs. We had $216 thousand in expenses related to our Profit Improvement Plan during the period.
Our receivables increased $1.4 million due to normal seasonal pattern. Inventories increased $3.3 million, again due to normal seasonal factors. We still have not achieved our desired inventory turns in our hard surface products and our west coast operations. They have improved but we anticipate it will be mid 2018 before we achieve our desired metrics. Our capital expenditures for the year of 2018 are planned at approximately $6 million. For the first quarter our capital expenditures were $762 thousand as compared to depreciation and amortization of $3.1 million. Interest expense was up due to higher levels of debt and higher interest rates from a year ago. We had income from a vendor settlement and other insurance of $403 thousand during the period. Our debt increased $1.4 million during the first quarter.

Our floorcovering sales for the first 4 weeks of the second quarter of 2018 are up approximately 1.4% relative to this same time period last year. We are well positioned to continue to be the style leader in the flooring industry and are excited about the rest of 2018,” Frierson concluded.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 2:30 p.m. Eastern Time on May 3, 2018. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 5686527 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 5686527 when prompted for the access code.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports First Quarter 2018 Results

May 3, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended
	March 31, 2018	April 1, 2017
		(As Adjusted)
NET SALES	$98,858	$97,541
Cost of sales	77,278	72,380
GROSS PROFIT	21,580	25,161
Selling and administrative expenses	23,120	24,486
Other operating (income) expense, net	(241)	52
Facility consolidation and severance expenses, net	216	—
OPERATING (LOSS) INCOME	(1,515)	623
Interest expense	1,533	1,362
Other expense (income), net	2	(1)
Loss from continuing operations before taxes	(3,050)	(738)
Income tax benefit	(166)	(163)
Loss from continuing operations	(2,884)	(575)
Loss from discontinued operations, net of tax	(23)	(29)
NET LOSS	$(2,907)	$(604)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.18)	$(0.04)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.18)	$(0.04)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.18)	$(0.04)
Discontinued operations	(0.00)	(0.00)
Net loss	$(0.18)	$(0.04)

Weighted-average shares outstanding:
Basic	15,715	15,673
Diluted	15,715	15,673

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The Dixie Group Reports First Quarter 2018 Results

May 3, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 31, 2018	December 30, 2017
		(As Adjusted)
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$21	$19
Receivables, net	47,883	46,480
Inventories, net	116,988	113,657
Other	5,780	4,669
Total Current Assets	170,672	164,825

Property, Plant and Equipment, Net	91,522	93,785
Goodwill and Other Intangibles	5,774	5,850
Other Assets	19,383	19,447
TOTAL ASSETS	$287,351	$283,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$54,308	$49,901
Current portion of long-term debt	9,113	9,811
Total Current Liabilities	63,421	59,712

Long-Term Debt	125,592	123,446
Other Liabilities	20,786	21,486
Stockholders' Equity	77,552	79,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$287,351	$283,907

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